Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2006 Third Quarter
Financial Results and Quarterly Dividend

LOWELL, Mass—(BUSINESS WIRE)-Oct. 17, 2006-Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced third quarter 2006 net income of $2.451 million compared to $2.253 million during the third quarter of 2005, an increase of 9%.  Diluted earnings per share were $0.31 for the quarter compared to $0.29 for third quarter 2005, an increase of 7%.  All prior period per share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend.

Net income for the nine months ended September 30, 2006 amounted to $6.689 million compared to $6.085 million for the same period in 2005, an increase of 10%.  Diluted earnings per share were $0.86 for the nine months ended September 30, 2006 compared to $0.79 for the same period in 2005, an increase of 9%.

The company also announced a quarterly dividend of $0.07 to be paid on December 1, 2006 to shareholders of record as of November 10, 2006. Prior to 2006, dividends were paid once a year. On an annualized basis, year-to-date dividends represent a 17% increase over the prior year’s annual dividend.

The company’s net income growth continues to result primarily from increases in net interest income, partially offset by increases in non-interest expense.  Net interest income for the nine months ended September 30, 2006 amounted to $31.0 million compared to $27.8 million for the same period in 2005, an increase of 11%.  The primary driver of net interest income growth over the period was loan growth, which increased 12% since September 30, 2005.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.79% for both the nine months ended September 30, 2006 and 2005.

Non-interest expense amounted to $24.5 million for the nine months ended September 30, 2006 compared to $22.3 million for the same period in 2005, an increase of 10%, and reflected the strategic and operational costs necessary to support the company’s continued growth.

The year-to-date results also included non-interest income of $5.1 million, an increase of $312 thousand over the prior nine month period, consisting primarily of strong growth from investment advisory fees and other income, partially offset by a reduction in the net gains on the sales of investment securities.  Included in other income were $62 thousand of tax credit-related income that was not present in the prior year period and a $177 thousand increase in bank-owned life insurance income over the prior-year period.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $892 thousand for the year-to-date results compared to $835 thousand in the prior year-to-date period.  Asset quality remained favorable during the year-to-date period with net charge-offs of 0.03% of average total loans or $221 thousand.  The allowance for loan losses to total loans ratio was 1.70% at September 30, 2006 compared to 1.72% at December 31, 2005.

Key Financial Highlights

•                  Total loans increased 7% since December 31, 2005, amounting to $746.6 million at September 30, 2006.

•                  Total assets were $972.8 million at September 30, 2006 as compared to $918.5 million at December 31, 2005, an increase of 6%.

•                  Total deposits were $867.9 million at September 30, 2006 and $775.4 million at December 31, 2005, an increase of 12%. Included in total deposits were brokered deposits of $83.6 million and $10.0 million at those respective dates.  Deposits excluding brokered deposits increased 2% over December 31, 2005.  The company utilizes brokered deposits as an alternative funding source to Federal Home Loan Bank borrowings.

•                  Investment assets under management increased to $462.8 million at September 30, 2006 compared to $425.0 million at December 31, 2005, an increase of 9%.

•                  Total assets under management amounted to $1.458 billion at September 30, 2006 as compared to $1.366 billion at December 31, 2005, an increase of 7%.

George L. Duncan, Chairman and Chief Executive Officer of Enterprise Bancorp, Inc. summarized the 2006 results by stating, “The current interest rate environment and the highly competitive marketplace continue to present a growth and earnings challenge for the banking industry.  At Enterprise, this environment has contributed to slower loan and deposit growth and continued pressure on margin from rising funding costs.  In light of these economic and industry issues, we are very pleased to report net income growth of 10% and 9% for the year-to-date and quarter-to-date September 30 results.”

Duncan also commented, “We view this challenging period, when many banks are reporting weaker earnings, as an opportunity and remain committed to a long term strategy of commercial loan growth, geographic expansion, and prudent expense growth, delivered by a highly-skilled management team and a well-trained, service-orientated employee base.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and nine months ended September 30, 2006 and 2005

(unaudited)

	Three Months Ended Sept.30,		Nine Months Ended Sept.30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005

Interest and dividend income:
Loans	$13,991	$10,627	$39,802	$29,171
Investment securities	1,510	1,714	4,558	5,360
Total short-term investments	97	41	257	213
Total interest and dividend income	15,598	12,382	44,617	34,744

Interest expense:
Deposits	4,722	2,135	12,021	5,714
Borrowed funds	95	121	726	312
Junior subordinated debentures	294	294	883	883
Total interest expense	5,111	2,550	13,630	6,909

Net interest income	10,487	9,832	30,987	27,835

Provision for loan losses	375	360	892	835
Net interest income after provision for loan losses	10,112	9,472	30,095	27,000

Non-interest income:
Investment advisory fees	730	588	1,994	1,678
Deposit service fees	454	435	1,281	1,242
Net gains on sales of investment securities	28	22	19	227
Gains on sales of loans	39	98	117	195
Other income	605	605	1,694	1,451
Total non-interest income	1,856	1,748	5,105	4,793

Non-interest expense:
Salaries and employee benefits	4,835	4,736	14,964	13,534
Occupancy expenses	1,539	1,372	4,474	4,126
Audit, legal and other professional fees	406	405	1,224	1,170
Advertising and public relations	326	206	955	653
Supplies and postage	235	256	636	664
Investment advisory and custodial expenses	130	119	364	352
Other operating expenses	609	591	1,915	1,762
Total non-interest expense	8,080	7,685	24,532	22,261

Income before income taxes	3,888	3,535	10,668	9,532
Income tax expense	1,437	1,282	3,979	3,447

Net income	$2,451	$2,253	$6,689	$6,085

Basic earnings per share	$0.32	$0.30	$0.88	$0.82

Diluted earnings per share	$0.31	$0.29	$0.86	$0.79

Basic weighted average common shares outstanding	7,691,407	7,515,734	7,644,641	7,437,712

Diluted weighted average common shares outstanding	7,840,578	7,731,416	7,811,668	7,675,956

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2006	2005	2005
Assets
Cash and cash equivalents:
Cash and due from banks	$28,408	$32,950	$42,067
Short-term investments	20,856	5,431	12,536
Total cash and cash equivalents	49,264	38,381	54,603

Investment securities at fair value	142,936	156,521	171,182
Loans, less allowance for loan losses of $12,721 at September 30, 2006, $12,050 at December 31, 2005, and $11,759 at September 30, 2005	733,841	687,676	653,811
Premises and equipment	13,848	11,530	11,761
Accrued interest receivable	5,615	4,888	4,361
Deferred income taxes, net	6,241	6,200	5,661
Bank-owned life insurance	12,074	3,877	2,914
Prepaid expenses and other assets	1,959	2,392	2,207
Income taxes receivable	842	748	—
Core deposit intangible, net of amortization	509	608	642
Goodwill	5,656	5,656	5,656

Total assets	$972,785	$918,477	$912,798

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$867,917	$775,387	$811,614
Borrowed funds	9,967	58,639	16,622
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	7,580	4,624	6,396
Income taxes payable	—	—	863
Accrued interest payable	2,433	1,172	517

Total liabilities	898,722	850,647	846,837

Commitments and Contingencies

Stockholders’ Equity

Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 10,000,000 shares authorized; 7,702,702, 7,594,268 and 7,529,040 shares issued and outstanding at Sept. 30, 2006, December 31, 2005 and Sept. 30, 2005, respectively	77	76	75
Additional paid-in capital	25,463	24,253	23,774
Retained earnings	49,120	44,034	41,705
Accumulated other comprehensive (loss)/income	(597)	(533)	407

Total stockholders’ equity	74,063	67,830	65,961

Total liabilities and stockholders’ equity	$972,785	$918,477	$912,798

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	nine months	year	nine months
	ended	ended	ended
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2006	2005	2005
Balance Sheet Items:
Total assets	$972,785	$918,477	$912,798
Loans serviced for others	22,152	22,938	29,795
Investment assets under management	462,811	424,953	407,069
Total assets under management	$1,457,748	$1,366,368	$1,349,662

Book value per share	$9.62	$8.93	$8.76
Dividends per common share (1)	$0.21	$0.24	$0.24
Total capital to risk weighted assets	11.22%	11.12%	11.11%
Tier 1 capital to risk weighted assets	9.95%	9.85%	9.85%
Tier 1 capital to average assets	8.32%	8.04%	8.06%
Allowance for loan losses to total loans	1.70%	1.72%	1.77%
Non-performing loans to total loans	0.26%	0.21%	0.27%

Income Statement Items (annualized):
Return on average assets	0.95%	0.97%	0.96%
Return on average stockholders’ equity	12.71%	13.10%	12.83%
Net interest margin (tax equivalent)	4.79%	4.82%	4.79%

(1)                                  In 2006, the company has paid three quarterly dividends of $0.07 each.  Prior to 2006, dividends were paid annually in June. The 2005 annual dividend of $0.24 is reflected in the September 30, 2005 and December 31, 2005 periods.